Amended and Restated Schedule A
to the Trust Instrument

Schedule A

FIRST INVESTORS LIFE SERIES FUNDS
Cash Management Fund
Equity Income Fund
Fund For Income
Government Fund
Growth & Income Fund
International Fund
International Opportunities Bond Fund
Investment Grade Fund
Opportunity Fund
Select Growth Fund
Special Situations Fund
Target Maturity 2015 Fund
Total Return Fund

Schedule updated as of December 17, 2012